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2.   Endorsements

A003935E
Endorsement - Individual Retirement Annuity

The contract is amended as follows:

1.   Contract Owner
     The definition of Contract Owner is amended by the addition of the following provision: The contract is established for the exclusive benefit of the individual or his or her beneficiaries.

2.   Purchase Payments
     The following provision is added to the Purchase Payments Section: There are no fixed Purchase Payments under this contract.

     No Purchase Payments under this contract may be made unless this contract is an Individual Retirement Annuity which meets the requirements of section 408(b) of the Internal Revenue Code ("Code") for the taxable year of the Contract Owner for or during which the Purchase Payment is made. Consequently, no Purchase Payments will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan. Purchase Payments must be paid in cash and either:

     (a) must meet the requirements for deduction under Section 219 of the code and must not exceed the lesser of $2,000 for the Contract Owner or 100% of the Contract Owner's compensation per year except,
          (i) in the case of an Individual Retirement Annuity established by the Contract Owner for the Contract Owner's spouse, effective January 1, 1997, the maximum Purchase Payment per year for the Contract Owner's spouse shall not exceed $2,000, provided that the combined contributions of the Contract Owner and the Contract Owner's spouse do not exceed the combined compensation of the Contract Owner and the Contract Owner's spouse, and the Contract Owner and the Contract Owner's spouse file a joint tax return;
          (ii) in the case of an Individual Retirement Annuity that is a simplified employee pension plan as defined in section 408(k) of the Code, the maximum Purchase Payment per year shall be equal to the lesser of
               (A) 15% of compensation not in excess of the first $150,000 ($200,000 for benefits accruing in plan years beginning before 1994), adjusted pursuant to Section 415 of the code, or
               (B)  $30,000 (as adjusted under the Code for inflation); and

     (b)  must be paid with funds which qualify as a rollover contribution under section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Internal
          Revenue Code.

3.   Required Minimum Distributions
     Any benefits payable under the Annuity Payments Section, or Withdrawal Section are subject to the following provision:

     Notwithstanding any provisions of this contract to the contrary, the distribution of an individual's interest shall be made in accordance with the minimum distribution requirements of section 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code and the regulations thereunder, and the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations, all of which are herein incorporated by reference.

     Distributions before death
     The entire interest of the individual for whose benefit the contract is maintained
          (a) will be distributed, no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (required beginning date), or

Endorsement No. 1534-96                                                   Page 4

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                                                                  Page 4 (con'd)
A003936E
Endorsement - Individual Retirement Annuity (continued)

     (b) will begin to be distributed not later than the required beginning date over the life of such individual, the lives of such individual and his or her designated beneficiary, a period not extending beyond the life expectancy of such individual, or the period not extending beyond joint and last survivor expectancy of such individual and his or her designated beneficiary. Distributions made under paragraph (b) must be made in periodic payments at intervals of no longer than one year and distributions made in years after the required beginning date must be made on or before December 31. In addition, distributions made under paragraph (b) must be either non-increasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

     For purposes of calculating the maximum period over which distributions can be made under paragraph (b) above, life expectancy is computed by use of the expected return multiples in Table V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually. Any affirmative election made by the individual shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains ages 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

     A Contract Owner who maintains more than one IRA may satisfy the minimum distribution requirements under section 401(a)(9) of the Code by receiving a distribution from any one or more of his or her IRAs in an amount equal to the total amount of the required minimum distributions of all his or her IRAs. For this purpose, the Contract Owner of two or more IRAs may use the 'alternative method' described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described in this provision.

     Distribution upon death
     Distributions beginning before death. If the individual dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual's death.

     Distributions beginning after death. If the individual dies before distribution of his or her interest begins, distribution of the individual's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the individual's death except to the extent that an election is made to receive distribution in accordance with (1) or (2) below:

     (1) If the individual's interest is payable to a designated beneficiary, then the entire interest of the individual may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the individual died.
     (2) If the designated beneficiary is the individual's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the individual died or (B) December 31 of the calendar year in which the individual would have attained age 70 1/2.
     (3) If the designated beneficiary is the individual's surviving spouse, the spouse may treat the contract as his or her own IRA and, in such event, shall be treated as the Contract Owner thereafter.. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the contract, makes a rollover to or from such contract, or fails to elect to receive a distribution within the otherwise applicable time period described above.

     Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the individual's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all

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Endorsement No. 1534-96
Endorsement - Individual Retirement Annuity (continued)

     subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

     Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date, or if prior to the required beginning date, distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

4.   Annuity Payments
     In the Annuity Payments Section, the provision entitled "Annuity Date" is changed to read as follows, subject to the minimum distribution requirements of Paragraph 3 above being satisfied by such alternative methods as may from time to time be approved by the Commissioner of Internal Revenue.

     Annuity Date. The Annuity Date shall be the first day of the month selected by the Annuitant in the application. The Annuity Date shall not be later than the first day of the next month after the Annuitant's 90th birthday. The Annuitant may change the Annuity Date up to 30 days prior to the current Annuity Date.

5.   Ownership
     Transferability and Forfeitability Restriction. The Annuitant is the Contract Owner. This contract is nontransferable by the Contract Owner and the entire interest of the Contract Owner is nonforfeitable in accordance with section 408(b)(1) and (4) of the Code.

6.   Refund of Purchase Payments
     Any refund of purchase payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the close of the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

7.   Amendment of Contract.
     To the extent necessary to comply with applicable laws and regulations, including the Internal Revenue Code and rules and regulations thereunder, the Company reserves the right to amend this contract without the consent of the Contract Owner. Such amendment may, to the extent necessary, have retroactive effect. The Contract Owner will be given a copy of any such amendments when they are made.

8.   Periodic Reports.
     As required by federal and state law and at least once each year Penn Mutual will furnish the Owner with a periodic report on the Separate Account, the Variable Account Value, the number of Accumulation Units, the value per Accumulation Unit and the Fixed Account Value as they apply to the contract.

9. The terms of this endorsement shall override any inconsistent or conflicting provisions in the contract. The Effective Date of this endorsement is the Contract Date.


Philadelphia, Pennsylvania                The Penn Mutual Life Insurance Company

                                          /s/ [GRAPHIC OMITTED]
                                          ---------------------
                                          Actuary

Endorsement No. 1534-96
A003937E
                                                                  Page 4 (con'd)